INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-88873, 333-94029, and 333-94043 of Jore Corporation and subsidiaries on Forms S-8 of our report dated March 21, 2001 (which expressed an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 15 to the consolidated financial statements and expressed substantial doubt about its ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Jore Corporation and subsidiaries for the year ended December 31, 2000.


DELOITTE & TOUCHE, LLP

Salt Lake City, Utah
April 12, 2001